Exhibit 99.3

October 14, 2016

The Committee of Disinterested Directors of
The Board of Directors
Emmis Communications Corporation
One Emmis Plaza
40 Monument Circle, Suite 700
Indianapolis, IN 46204

Lady and Gentleman,
I refer to our letter to the Board of Directors of Emmis Communications Corporation (“Emmis”) dated August 18, 2016, as amended, containing a proposal (the “Proposal”) by the Purchaser described therein to acquire all of the outstanding shares of Class A Common Stock of Emmis that are not beneficially owned by me or certain rollover investors at a cash purchase price of $4.10 per share. This letter is to confirm that the Proposal expired today pursuant to its terms and has not been extended. I am sorry we could not reach an agreement on the valuation. I look forward to continuing to work with you as we move Emmis forward as a public company.

Very truly yours,
/s/ Jeff Smulyan
President, E Acquisition Corporation